Exhibit 99.2

Expense Levels

Commentary

2Q10 decrease from 1Q10 due to the expenses related to retirement eligible grants in 1Q10 and higher revenue related incentives partially offset by increased U.K. payroll taxes in 2Q10

• Non-personnel costs declined 2% from 1Q10 and 8% from 2Q09

• Personnel expenses are down $369 M from 1Q10

– $758 M related to the impact of expenses from retirement eligible grants in 1Q10

– Excluding the retirement eligible grants expense and the UK payroll tax, personnel expense decreased $36 M

– Current year personnel costs reflect an increase in deferred compensation implemented in 2009

• Anticipated lower corporate tax rates in the United Kingdom in 2011 are expected to result in a charge to lower the deferred tax asset by $400 M in 3Q10

$ in Millions

$22,000 $17,600 $13,200 $8,800 $4,400 $-

$17,020 $9,230 $7,790

$16,306 $8,693 $7,613

$16,385 $9,028 $7,357

$17,775 $8,617 $9,158

$17,253 $8,464 $8,789

2Q09 3Q09 4Q09 1Q10 2Q10

Non-personnel expense

Personnel expense

Capital and Liquidity Highlights

• Regulatory capital and liquidity remain at strong levels

– Tier 1 of 10.67% and Tier 1 Common of 8.01%

• Tangible Book Value at $12.14 per share, a 4% increase from 1Q10

• 3Q10 equity levels will benefit from the initial mark to market through OCI of our ownership position in China Construction Bank currently carried at cost

– Majority of shares become unrestricted in 3Q11 resulting in a mark in equity beginning one year prior (no benefit to Tier 1 capital)

– The unrealized gain at 6/30/10 was approximately $12 B pre-tax

• Allowance for credit losses including the reserve for unfunded lending commitments is $46.7 B

• Liquidity levels remain at industry high marks

– Global Excess Liquidity Sources ended the period up $20 B to approximately $290 B

Commentary on Regulatory Reform

• CARD Act

– Total 2010 expected interest and fees impact, net of mitigation, to be roughly $1 B after-tax

• Regulation E / Overdraft policy changes

– Previously disclosed 2010 impact $1 B after-tax, before any mitigation

• 4Q10 total service charges expected to reduce to roughly $2 B pre-tax

• Dodd/Frank Bill

– Uncertainties remain as hundreds of rules need to be written by multiple regulators

– Impacts to businesses and clients are uncertain

– Impacts will be phased in over many different timeframes

– Mitigations for potential impacts are under assessment

• Bank of America remains committed to support of customers and integrity of the financial system

– We understand and highly regard our fiduciary responsibility to our customer and clients

– We operate an integrated customer-focused business model, not proprietary businesses

– Our capital and liquidity are strong and growing

Comments on Impact of Durbin Amendment

• The Financial Reform Bill including the Durbin Amendment is expected to be signed into law in the near future giving the Federal Reserve Board (FRB) authority over setting debit card interchange fees received or charged by an issuer. The Durbin Amendment will be subject to interpretation and final rule making by the FRB for a period up to nine months post enactment of the rule.

• All of our consumer and small business card products, including our debit card business, are part of an integrated platform within the Global Card Services segment.

• We estimate that our debit card revenue for 2010 will be approximately $2.9 billion. Although subject to final rule making over the next year, we estimate that the decrease in annualized revenue before mitigation could be as much as $1.8 billion to $2.3 billion starting in the third quarter of 2011.

• The estimated shortfall in revenue would impact the carrying value of the $22 billion of goodwill currently included in the Global Card Services segment. Utilizing these revenue estimates, the estimated impairment of goodwill to be reported in the third quarter of 2010 would potentially be in the range of $7 billion to $10 billion. The amount of impairment recorded in the third quarter will be after consideration of the value of mitigation initiatives applicable to Global Card Services that exist at that time.

• The non-cash impairment charge would have no impact to reported Tier 1 and Tangible Equity Capital ratios.